BMC Fund, Inc.
Form N-CSR
Item 4(e)(1) Exhibit

BMC FUND, INC.
AUDIT COMMITTEE PRE-APPROVAL POLICY

To preserve the independence of the auditing firm engaged to provide audit services to BMC Fund, Inc. (the "Company"), the Audit Committee has established the following policy:

1. It is the policy of the Audit Committee that any engagement of an independent auditing firm to provide audit or non-audit services must be specifically approved in advance by the Audit Committee in accordance with this Policy, except as specifically provided in paragraph 3 below.

2. Consistent with this Policy, the Audit Committee must specifically approve in advance the terms and conditions of and fees for each audit engagement, as well as any changes in such terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. The audit engagement letter may include the provision of audit services, audit-related services and non-audit services (such as review of the Company's tax returns), provided such non-audit services are not prohibited by Regulation S-X of the Securities and Exchange Commission (the "SEC").

3. Notwithstanding paragraph 1, the independent auditors may provide, without further pre-approval by the Audit Committee, (i) subject to the last sentence of this paragraph, federal, state and local tax planning and advice, including but not limited to advice regarding the calculation of the amount of dividends and other distributions the Company is required to make in order to preserve its status as a regulated investment company under Subchapter M of the Internal Revenue Code, and (ii) services relating to the preparation, printing, mailing and filing of the Company's semi-annual report to shareholders as filed with the SEC, provided the total fees for services rendered in accordance with this paragraph 3 does not exceed $15,000 during any fiscal year. In no event may the independent auditors be retained (A) in connection with a transaction initially recommended by the independent auditors, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code, or (B) unless the separate pre-approval of the Audit Committee has first been obtained, to provide tax advice concerning mergers or acquisitions, restructurings, spin-offs or split-offs and other transactions that are not in the ordinary course of business.

4. Management and the independent auditors will account for any service provided by the independent auditors by the following categories in order to enable the Company to satisfy its annual proxy statement disclosure obligations: Audit Services, Audit-Related Services, Tax Services and Other Services.

5. Under no circumstances may the independent auditors perform any of the following non-audit services:
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*     Bookkeeping or other services related to the accounting records or financial statements of the audit client*

*     Financial information systems design and implementation*

* Appraisal or valuation services, fairness opinions or contribution-in-kind reports*

*     Actuarial services*

*     Internal audit outsourcing services*

*     Management functions

*     Human resources

*     Broker-dealer, investment adviser or investment banking services

*     Legal services

*     Expert services unrelated to the audit

The Audit Committee, the independent auditors and management should consult the SEC's rules and relevant guidance to determine the precise definitions of these services and the applicability to the Company of exceptions to certain of the prohibitions. The list of prohibited services set forth above is not exclusive. Prohibited services also include any service that would cause the auditors to
(i) function in the role of management, (ii) audit their own work or (iii) serve in an advocacy role for the Company.

6. The independent auditors and the Chief Financial Officer or his or her designee will (i) submit to the Audit Committee written requests or applications for the independent auditors to provide services that require specific pre-approval by the Audit Committee, including a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence, and (ii) inform the Audit Committee in writing, at least annually, of each service performed by the independent auditors pursuant to the general pre-approval by the Audit Committee in paragraph 3 of this Policy.

Adopted:  July 26, 2003
Revised:  January 31, 2004

* Unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the audit client's financial statements.